Exhibit 99.2

THE REDWOOD REVIEW

THIRD QUARTER 2020

REDWOOD
TRUST

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 3RD QUARTER 2020
1

I N T R O D U C T I O N
Note to Readers:
We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). These documents, as well as information about our business and a glossary of terms we use in this and other publications, are available through our website, www.redwoodtrust.com. We encourage you to review these documents.
Within this document, in addition to our GAAP results, we also present certain non-GAAP measures. When we present a non-GAAP measure, we accompany it with a description of that measure and a reconciliation to the comparable GAAP measure.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we generally round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “third quarter” refer to the quarter ended September 30, 2020, and references to the “second quarter” refer to the quarter ended June 30, 2020, unless otherwise specified.
Forward-looking statements:
This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors”, in our first quarter 2020 Form 10-Q under the caption "Risk Factors", and in our Current Report on Form 8-K filed on April 2, 2020. Many of these risks and uncertainties have been, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: statements we make regarding Redwood’s business strategy and strategic focus, statements related to our financial outlook and expectations for 2020 and future years, statements regarding our available capital and sourcing additional capital both internally and from the capital markets, and other statements regarding pending business activities and expectations and estimates relating to our business and financial results. Additional detail regarding the forward-looking statements in this Redwood Review and the important factors that may affect our actual results in 2020 are described in the Appendix of this Redwood Review under the heading “Forward-Looking Statements.”

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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S H A R E H O L D E R L E T T E R
Dear Fellow Shareholders:
In the third quarter of 2020, we moved forward. With the early shocks of the COVID-19 pandemic behind us, we solidified our team and positioned ourselves to take advantage of extraordinary opportunities emerging in our markets. Though we remain wary of a volatile election season and the dreaded “next wave” of the virus, our businesses are back to operating at full throttle and we’re optimistic that we will end 2020 on a high note.

As we outlined in our last quarterly shareholder letter, we spent much of the early spring focused on recasting our balance sheet and positioning our businesses to relaunch from a position of strength. We are now conducting new business at a rapid pace and leveraging industry relationships forged over many cycles. But the past few months have been about more than just getting back to business. After such a profoundly challenging period for our sector and country, we were compelled to think critically about the type of Company we want to lead over the long-term – including how we fit into a nation grappling with civil unrest, pandemic fatigue, and a depressed job market.
We emerged with great clarity on who we are and where we are headed. Our business continues moving towards where our capital is most impactful – in our residential and business purpose lending segments, complemented by portfolio strategies where we hold distinct competitive advantages. With the Federal Reserve injecting an unprecedented amount of stimulus into the financial markets, the detethering of asset prices from certain underlying fundamentals is the most pronounced we have seen since the lead up to the Great Financial Crisis. A vast amount of capital is now in need of deployment, and this excess liquidity will continue to support higher prices for mortgage related investments and exacerbate their scarcity value. As such, it has become a strategic priority for many investment houses to access the whole-loans that provide the “raw material” for such investments. This is exactly what Redwood’s residential and business purpose lending platforms are built to generate.
So it now seems prophetic that while confronting our own challenges through the pandemic, the phone never stopped ringing with investors looking for buying opportunities. In fact, demand for our loans has only grown stronger as the year has unfolded. This demand has enabled us to enhance our distribution strategies to compete more effectively for volume while reducing our exposure to market volatility. Recent successes in securing non-mark-to-market financing facilities across our product lines, including capacity for financing residential loans in forbearance, speaks to this. While most of these new facilities were completed with our traditional banking partners, we are expanding our reach by partnering with non-bank financing sources that will allow us to use our working capital more efficiently.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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S H A R E H O L D E R L E T T E R
The rapid reflation of our loan volumes speaks to the power of our franchise and the people behind it. In the third quarter, our residential lock volume was $2.1 billion, growing from nearly zero in the second quarter. It was also the highest quarterly volume sourced exclusively through our residential loan seller network in five years. What’s more, we achieved this with only about 40% of our loan sellers back online. We also have yet to formally relaunch our expanded prime program, Redwood Choice, which we expect to contribute more significantly to our 2021 production. Additionally, the industry remains focused on what is, for now, a highly-profitable and Fed supported refinancing opportunity for government-sponsored loans. In our view, there is potential for the market to unlock significantly increased jumbo volumes, driven by evolving consumer demand and the potential for jumbo rates to continue converging towards those for conforming borrowers. Our recent efforts have re-established our head start and positioned us to gain share in what may be a substantially larger market. The recent completion of our first Sequoia securitization backed largely by loans originated since the COVID-19 crisis began is an important affirmation of our progress.
Similarly, our business purpose origination activity remained quite strong in the third quarter – providing us with a virtuous combination of robust underwriting coupled with higher margins. Our third quarter single-family rental securitization was met with extremely high demand, with the AAA-rated tranche pricing at a coupon of 1.36%. In addition to the benefit from lower benchmark rates, blended credit spreads for the offered bonds were better than the execution we achieved in our final transaction of 2019, well in advance of this spring’s volatility.
As our operating strategies take shape, the rise in our portfolio’s asset values since May has continued to offer an excellent opportunity for our current shareholders. And the significant upside we have seen in these investments appears to be a story unique to Redwood – with many of our competitors exiting their non-agency portfolios in response to the pandemic. Though we can’t predict the pace or extent of a broad-based economic recovery, we believe our portfolio values still have room to run, with the book currently yielding in the low- to mid-double digits to our September 30 basis.
As we focus on growth opportunities ahead, we believe the secular trends supporting our housing thesis are not just intact, but accelerating due to the COVID-19 pandemic. The nationwide push toward single-family housing – whether rented or owned – is no longer a nuanced data point. It’s front-page news as families look for more space to live socially distanced, work, and learn from home. As this shift unfolds, densely populated cities continue to see home prices and rents stay relatively flat or decline, while neighboring suburbs enjoy robust demand and home price appreciation – in many cases exceeding 10-20% over prior year levels. With over 65% of single-family homes having 3 bedrooms or more, compared to only 11% of apartment units, we expect the trend towards single-family living to continue and be fueled by ultra-low interest rates.
While we’re very pleased with our market positioning and expectations for growth, navigating the Company through prolonged market volatility will remain a primary focus. The high standards we have set for service to our customers are well-established, but it’s critical for us to maintain an infrastructure that can preserve this standard while allowing us to scale profitably – and safely. Doing this well will require a renewed commitment to technology and innovation.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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S H A R E H O L D E R L E T T E R
Our businesses recently completed an updated technology roadmap that we’re excited to begin sharing through future communications. We’ve identified significant opportunities to provide technology-enabled solutions to our network that aim to disrupt traditional private-sector workflows and ideologies that have historically scuttled automation in the non-agency market.
Non-agency residential loan purchase workflows and timelines is one such opportunity. Today, we announced the pilot launch of Redwood “Rapid Funding”, a technology-enabled program that will permit qualifying originators to transact with us on a significantly accelerated purchase timeline, in many cases faster than they achieve through Fannie Mae and Freddie Mac. Our delegated process allows originators to control their closing timelines; adding this feature will enable them to free up capital more quickly and de-risk their balance sheets. Our program will also create opportunities for faster settlements to our loan buyer network – particularly depositories – that ultimately can lead to better outcomes for borrowers.
At CoreVest, our business purpose lending subsidiary, technology and data architecture have long been hallmarks of the platform’s advantages in client acquisition and retention. A culture of consistent iteration of the technology suite – particularly in the proprietary use of leading cloud-based systems to automate workflow management – keeps the platform’s first-mover advantage fresh. This client-centric approach keeps customers coming back – as evidenced by our approximately 50% repeat borrower rate – but also positions us to win even bigger as this area of the market continues to grow.
Though our business platforms serve different parts of the housing market, our core mission unifies them. We aim to make quality housing accessible to all Americans, whether rented or owned. We finance build-to-rent communities in the Midwest, workforce housing in the South, and high-balance residential mortgages on the coasts, to name just a few. Our mission also speaks to the role we play in our communities, and motivates us to advocate for and advance inclusion and diversity initiatives across our industry. By focusing on financing solutions for all non-agency eligible consumers and investors not served by government loan programs, we’re confident we can make a positive impact for our stakeholders – especially our shareholders, employees, and communities. If done well, our business stands to generate higher returns and more durable cash flows than we previously thought possible.
We’re pleased to convey all of this through the launch of our new Redwood Trust website, at www.redwoodtrust.com. The website highlights a refreshed brand identity that reflects our evolution as an organization over the past several years. We encourage you to take a look!
As always, thank you for supporting us.

Christopher J. Abate	Dashiell I. Robinson
Chief Executive Officer	President

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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Q U A R T E R L Y R E S U L T S
Third Quarter Overview

Key Financial Results and Metrics

	Three Months Ended
	9/30/2020	6/30/2020

Earnings per Share (1)	$1.02	$1.00
Return on Equity	57%	82%

Book Value per Share	$9.41	$8.15
Dividend per Share	$0.14	$0.125
Economic Return on Book Value (2)	17%	31%

Unrestricted Cash (in millions)	$451	$529
Recourse Leverage Ratio (3)	1.4x	2.1x

Ñ    Our third quarter 2020 results benefited from renewed momentum in our operating businesses. Volumes grew significantly at our residential business, and business purpose lending results benefited from strong securitization execution and improved valuations on loans held in inventory at June 30, 2020. Additionally, book value rose 15% from June 30, 2020, aided by a 10% increase in the value of our securities portfolio and the repurchase of $22 million of our shares.
Ñ    During the third quarter, we entered into two separate non-recourse debt transactions and closed two non-marginable loan warehouse facilities. These transactions helped reduce our recourse debt from $1.8 billion at June 30, 2020 to $1.3 billion at September 30, 2020, and contributed to a further reduction in our recourse leverage.
Ñ    We locked $2.1 billion of jumbo loans with over 70 discrete sellers and purchased $176 million of jumbo loans during the third quarter. At September 30, 2020, our pipeline of jumbo residential loans identified for purchase was $1.8 billion.
Ñ    We originated $261 million of business purpose loans in the third quarter, including $196 million of single-family rental (SFR) loans and $66 million of bridge loans. We sold $293 million of SFR loans through a CAFL securitization, CoreVest's 13th overall.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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Q U A R T E R L Y R E S U L T S
Quarterly Earnings and Analysis
Below we present GAAP net income for the third and second quarters of 2020.

GAAP Net Income
($ in millions, except per share data)
	Three Months Ended
	9/30/2020	6/30/2020

Net interest income
From investments	$21	$25
From mortgage banking activities	1	2
Total net interest income	22	27

Non-interest income
Residential mortgage banking activities, net	12	(8)
Business purpose mortgage banking activities, net	48	2
Investment fair value changes, net	107	152
Other income, net	—	1
Realized gains, net	1	26
Total non-interest income, net	167	173

General and administrative expenses	(28)	(29)
Loan acquisition costs	(2)	(2)
Other expenses	(8)	(5)
(Provision for) benefit from income taxes	(9)	—

Net income	$142	$165

Earnings per diluted common share	$1.02	$1.00

GAAP Net Income by Segment
($ in millions)
	Three Months Ended
	9/30/2020	6/30/2020

Residential Lending	$7	$33
Business Purpose Lending	52	46
Third-Party Investments	98	77
Corporate	(15)	9
Net income	$142	$165

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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Q U A R T E R L Y R E S U L T S
Analysis of GAAP Earnings
Ñ    Net interest income decreased in the third quarter, compared with the second quarter of 2020, primarily due to higher borrowing costs associated with non-marginable and non-recourse debt facilities we entered into in the second and third quarters of 2020, as well as lower average asset balances during the third quarter resulting from previous portfolio repositioning.
Ñ    Residential mortgage banking activities improved significantly from the second quarter of 2020, as loan purchase commitments and gross margins recovered to their levels prior to the COVID-19 crisis.
Ñ    Business purpose mortgage banking activities also improved from the second quarter of 2020, as spreads tightened significantly on securitization execution from levels experienced earlier in 2020, benefiting both the $380 million of SFR loans we had in inventory at the beginning of the third quarter, and the $196 million of SFR loans we originated in the third quarter.
Ñ    Investment fair value changes in the third quarter reflected further increases in the fair value of our investment assets as spreads continued to tighten during the quarter. The majority of the increase was from our securities investments, details of which are included in the "Securities Investments Values and Recoveries" table on the following page.
Ñ    Realized gains, net in the third quarter included gains from the sale of $1 million of available-for-sale securities. Realized gains, net in the second quarter included $25 million from the repurchase of convertible debt, which was repurchased below its carrying value. Of note, the gains from extinguishment of debt are excluded from our diluted earnings per share, in accordance with GAAP.
Ñ    General and administrative expenses decreased slightly in the third quarter, as we incurred lower non-compensation expenses relative to the second quarter for certain non-recurring items.
Ñ    Loan acquisition costs increased slightly in the third quarter in conjunction with increased acquisition and origination activity at both our residential and business purpose mortgage banking operations.
Ñ    Other expenses are primarily comprised of acquisition-related intangible amortization expense.
Ñ    Income tax provision increased during the third quarter, in association with higher mortgage banking income, which is earned at our taxable REIT subsidiary.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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Q U A R T E R L Y R E S U L T S
Book Value

Changes in Book Value per Share
($ in per share)
	Three Months Ended
	9/30/2020	6/30/2020

Beginning book value per share	$8.15	$6.32
Basic earnings per share	1.21	1.41
Investment fair value changes in comprehensive income (1)	0.07	0.48
Dividends	(0.14)	(0.13)
Stock repurchases	0.03	—
Equity compensation, net	0.03	0.03
Other, net	0.06	0.04

Ending book value per share	$9.41	$8.15

Ñ    Our GAAP book value increased $1.26 per share during the third quarter of 2020, resulting primarily from positive investment fair value changes as well as improved mortgage banking results.
Ñ    During the third quarter of 2020, we repurchased approximately three million shares of our common stock at a weighted average price of $7.10 per share ($22 million of total buybacks), representing a 25% discount to our September 30, 2020 book value per share. This benefited book value by approximately $0.03 per share for the quarter.
Below we present our securities investments at September 30, 2020, along with the remaining estimated unrealized losses incurred in the first quarter of 2020.

Securities Investments Values and Recoveries
At September 30, 2020
($ in millions)

	Interest-Only Securities	Subordinate Securities	Total Securities	Q1 2020 Unrealized Loss	Q3 2020 Remaining Unrealized Loss

Sequoia securities	$22	$331	$354	$(162)	$(40)

SFR securities	48	181	229	(68)	(40)

Third-party securities
RPL	32	445	477	(175)	(60)
Other	11	163	174	(106)	(29)

Total	$113	$1,120	$1,233	$(511)	$(168)

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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Q U A R T E R L Y R E S U L T S
Analysis of Operating Results
This section provides additional information on quarterly activity within each of our business segments. A full description of our segments is included in the Appendix of this Redwood Review, and detailed segment income statements are presented in Table 2 within the Financial Tables section of this Redwood Review.
Mortgage Banking
Below we present a summary of the key operating metrics of each of our mortgage banking operations, by segment.

Mortgage Banking Key Operating Metrics
($ in millions)

	Three Months Ended 9/30/2020
	Residential Mortgage Banking	Business Purpose Mortgage Banking

Mortgage banking income (1)	$11	$49
G&A and Loan acquisition costs excluding amortization (2)	$(4)	$(10)

Production Volumes
Residential loan purchase commitments (fallout adjusted)	$1,197
SFR loan originations		$196
Bridge loan originations		$66

Residential Mortgage Banking
Ñ    During the third quarter, we locked $2.1 billion of loans ($1.2 billion adjusted for expected pipeline fallout – i.e., loan purchase commitments), including $2.0 billion of Select loans and $0.1 billion of Choice loans, and purchased $176 million of loans. During the quarter, we distributed $89 million of loans through whole loan sales.
Ñ    At September 30, 2020, we had $105 million of jumbo loans in inventory on our balance sheet and our loan pipeline included $1.8 billion of loans identified for purchase (locked loans, unadjusted for fallout). Additionally, at quarter-end we had entered into forward sale agreements for $525 million of loans, and in October, we entered into an additional $350 million forward sale agreement and completed a $304 million Sequoia securitization.
Ñ    Our gross margin for the third quarter was 95 basis points, which represents mortgage banking income earned in the quarter divided by loan purchase commitments entered into during the quarter.

See Appendix for details on non-GAAP measures. Detailed endnotes are included at the end of this Redwood Review.

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Q U A R T E R L Y R E S U L T S
Business Purpose Mortgage Banking
Ñ    During the third quarter, we originated $196 million of SFR loans and $66 million of bridge loans. Additionally, we completed a $293 million securitization, backed largely by newly-originated SFR loans. At September 30, 2020, we had $286 million of SFR loans in inventory on our balance sheet.
Ñ    Mortgage banking income for the third quarter benefited from strong securitization execution, as we saw spreads tighten meaningfully from levels experienced earlier in 2020. This improved valuations on both the $380 million of SFR loans we had in inventory at the beginning of the third quarter and the $196 million of SFR loans we originated in the third quarter.
Investment Portfolio
Below we present key financial results for our investment portfolio organized by segment for the third quarter of 2020.

Investment Portfolio Key Financial Results
($ in millions)
	Three Months Ended September 30, 2020
	Residential Lending	Business Purpose Lending	Third-Party Investments	Total

Net interest income (1)	$6	$10	$13	$30
Economic net interest income (non-GAAP) (1)	4	8	18	30

Investment fair value changes	2	17	88	107
Other income (loss), net	(2)	1	—	(1)

At September 30, 2020
Carrying values of investments	409	955	778	2,142
Secured debt balances	255	627	238	1,091

Ñ    GAAP Net interest income for the majority of our investments is recorded using a cash-based accrual method. Non-GAAP Economic net interest income utilizes a historical cost methodology to calculate an effective yield based on estimated future cash flows, taking into account discounts and premiums on our investments relative to their historical basis.
Ñ    Non-GAAP Economic net interest income was lower than GAAP net interest income for our Residential Lending and Business Purpose lending investment portfolios due to a greater amount of premium amortization in those portfolios, associated with interest only and certificated servicing securities. Alternatively, our Third-Party Investments portfolio, included a greater amount of discount accretion associated with discounted subordinate securities, resulting in higher non-GAAP Economic net interest income than GAAP net interest income.

See Appendix for details on non-GAAP measures. Detailed endnotes are included at the end of this Redwood Review.

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Q U A R T E R L Y R E S U L T S
Ñ    Other income (loss), net for Residential Lending investments was a net loss due to negative valuation changes on legacy Sequoia MSRs, as prepayment speeds accelerated during the quarter.

See Appendix for details on non-GAAP measures. Detailed endnotes are included at the end of this Redwood Review.

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Q U A R T E R L Y P O S I T I O N S
Capital Allocations
The following table presents our allocations of capital by segment and by investment type as of September 30, 2020.

Capital Allocation Detail
By Investment Type
September 30, 2020
($ in millions)

	Fair Value of Assets (1)	Recourse Debt	Total Capital

Residential Lending
Sequoia securities	$356	$(225)	$131
MSRs/Other	50	—	50
Mortgage banking residential loan inventory	105	(82)	23
Total Residential Lending	511	(307)	204

Business Purpose Lending
SFR securities	229	(103)	126
Bridge loans (2)	267	(65)	202
Mortgage banking SFR loan inventory	286	(182)	104
Platform premium	61	—	61
Total Business Purpose Lending	843	(350)	493

Third-Party Investments
RPL investments	269	—	269
CRT & third-party securities	89	—	89
Multifamily securities	82	(31)	51
Other investments	131	—	131
Total Third-Party Investments	571	(31)	540

Cash and cash equivalents	451		451
Other assets/(liabilities), net	27		27
Corporate debt	—	(661)	(661)

Totals	$2,403	$(1,349)	$1,053
Ñ    During the third quarter, we retained $16 million of SFR securities from a CoreVest securitization we completed during the quarter, retained $28 million of multifamily securities from a securitization issued through our multifamily joint venture, purchased $15 million of CRT and third party investments, and sold $13 million of CRT and third party investments.
Ñ    We continue to have ample capital available to deploy into our operating business and to pursue opportunistic third-party investments, given our substantial cash position at quarter-end.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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Q U A R T E R L Y P O S I T I O N S
Financing Overview
We finance our business with a diversified mix of secured recourse and non-recourse debt, as well as unsecured corporate debt. Following is an overview of our current financing structure.
Recourse Debt
The following summaries present the composition of our recourse debt and its characteristics as of September 30, 2020.

Recourse Debt Balances at September 30, 2020
($ in millions)

		Secured Debt
	Fair Value of Secured Assets	Non-Marginable Debt (1)	Marginable Debt (1)	Unsecured Debt	Total Debt	Average Borrowing Cost (2)

Corporate debt	N/A	$1	$—	$660	$661	5.3%
Securities portfolio	459	284	75	—	359	2.9%
SFR loans	244	182	—	—	182	4.3%
Bridge loans	76	65	—	—	65	3.2%
Residential loans	92	74	8	—	82	2.9%

Total	$871	$606	$83	$660	$1,349	4.3%
Recourse Debt Scheduled Maturities
($ in millions)
Ñ    Our recourse leverage ratio was 1.4x at September 30, 2020 and 2.1x at June 30, 2020(3)

Detailed endnotes are included at the end of this Redwood Review.

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Q U A R T E R L Y P O S I T I O N S
Warehouse Capacity
Ñ    At September 30, 2020, we had residential warehouse facilities outstanding with four different counterparties, with $600 million of total capacity and $518 million of available capacity. These included non-marginable facilities with $200 million of total capacity and marginable facilities with $400 million of total capacity.
Ñ    At September 30, 2020, we had business purpose warehouse facilities outstanding with four different counterparties, with $1.1 billion of total capacity and $853 million of available capacity. All of these facilities are non-marginable.
Non-Recourse Debt
In addition to our secured recourse debt, we also utilize secured term, non-recourse debt to finance the substantial majority of our business purpose bridge loans and RPL investments. Unlike the standard non-recourse securitization debt we consolidate on our balance sheet that is associated with subordinate securities that we own in those securitizations, the non-recourse financings for bridge loans have two-year terms (one of the facilities is prepayable in June 2021), and the RPL re-securitization financing becomes prepayable after its second year and has a rate step-up after its third year.
As this debt is non-recourse, our net economic exposure represents the difference between the fair value of the investment collateral, and the associated non-recourse debt. At September 30, 2020, we had $613 million (unpaid principal balance) of bridge loans financed with $459 million of non-recourse debt, for a net economic exposure of approximately $154 million to these assets. Additionally, at September 30, 2020, we had $416 million of RPL securities financed with $208 million of non-recourse debt, for an approximate economic exposure of $208 million to these assets.

Detailed endnotes are included at the end of this Redwood Review.

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Q U A R T E R L Y P O S I T I O N S
Credit Overview
This section presents select credit characteristics for our major investment types, with current information as of September 30, 2020.

Residential Investments Credit Characteristics (1)
September 30, 2020
($ in millions, except where noted)
	Sequoia Select Securities(2)	Sequoia Choice Securities(2)	Re-Performing Loan Securities

Market value	$128	$204	$477
Average FICO (at origination)	770	742	609
HPI updated LTV (3)	43%	63%	68%
Average loan size (in thousands)	$648	$710	$167
Gross weighted average coupon	4.0%	4.9%	4.5%
Current 3-month prepayment rate	42%	36%	7%
90+ days delinquency (as a % of UPB)	1.7%	5.9%	15.7%
Investment thickness (4)	5%	14%	23%

Ñ    Sequoia Select Securities — As of September 30, 2020, we had securitized $21.4 billion of Sequoia Select loans since 2010. Our securitized Select portfolio includes fully documented loans to prime borrowers with an average FICO score (at loan origination) of 770, maximum loan-to-value (at origination) of 80%, and a maximum debt-to-income ratio (at origination) of 43%. We retain all first-loss securities from our Sequoia Select securitizations, and on average we have exposure up to 5% of credit losses resulting from loans underlying the securities.
Ñ    Sequoia Choice Securities — As of September 30, 2020, we had securitized $3.7 billion of Sequoia Choice loans, since 2017. Our securitized Choice portfolio includes fully documented loans to prime borrowers with an average FICO score (at loan origination) of 742, maximum loan-to-value (at origination) of 90%, and a maximum debt-to-income ratio (at origination) of 49.9%. We retain all of the first-loss securities issued as part of our Sequoia Choice program, and on average we have exposure up to the first 14% of credit losses resulting from loans underlying the securities.
Ñ    Re-Performing Loan Securities — As of September 30, 2020, we held $477 million of securities collateralized by re-performing loans, and on average we have exposure to up to 23% of the credit losses resulting from loans underlying the securities (represented by the thickness of the securities we currently own as investments). The collateral underlying these securities are seasoned re-performing, and to a lesser extent non-performing, loans. In most cases, these loans experienced a credit event leading up to the securitization and were

Detailed endnotes are included at the end of this Redwood Review.

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16

Q U A R T E R L Y P O S I T I O N S
modified in order to keep the borrower in their home and current in their payments under recast loan terms.

Business Purpose and Multifamily Investments Credit Characteristics
September 30, 2020
($ in millions, except where noted)
	SFR Securities	BPL Bridge Loans	Multifamily B-Pieces

Market value	$229	$701	$82
Average current DSCR (1)	1.4x	N/A	1.5x
LTV (at origination) (2)	68%	70%	72%
Average loan size (in thousands)	$2,945	$205	$25,382
Gross weighted average coupon	5.5%	8.0%	3.4%
90+ days delinquency (as a % of UPB)	2.5%	5.6%	0.0%
Investment thickness (3)	12%	N/A	10%

Ñ    SFR Securities — As of September 30, 2020, we had $229 million of SFR securities, comprised of subordinate and interest-only securities retained from the 13 CAFL securitizations completed by CoreVest through September 30, 2020. We own and retain the first-loss securities from the CAFL securitizations, and on average have exposure to the first 12% of credit losses.
Ñ    BPL Bridge Loans — Our bridge loans and investments are collateralized by residential and multifamily properties, many of which are being rehabilitated for either re-sale or rental purposes. The average loan term at origination ranges between 12 to 24 months.
Ñ    Multifamily B-Pieces — As of September 30, 2020, we had $82 million of multifamily b-pieces, which represent first-loss risk on $1.5 billion of underlying multifamily loan collateral across three separate Freddie Mac sponsored securitizations. On average, we have exposure to the first 10% of credit losses resulting from loans underlying the securities.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
17

Q U A R T E R L Y P O S I T I O N S
Current Update on Forbearances and Delinquencies
In response to the personal financial impacts of the COVID-19 pandemic, many residential mortgage borrowers sought forbearance with respect to monthly mortgage payment obligations. Consistent with broader industry trends, within our own portfolio, after the initial set of forbearance requests during the months of March and April, late in the second quarter we observed a substantial decrease in inquiries about, and requests for, forbearance from borrowers. During the third quarter, borrower inquiries continued to decline and nearly reached zero by the end of the third quarter. Forbearance rates for our Sequoia portfolio were below 0.6% as of September 30, 2020, as many borrowers in forbearance in the second quarter rolled off plans during the third quarter.
Forbearances can impact our financial results in various ways, including through our exposure to credit in investment securities and loans, through our obligations to fund servicing advances, and through our obligations to repurchase loans we have sold.
As of September 30, 2020, we had no servicing advances outstanding related to principal and interest on Sequoia securitized loans for which we had servicing advance funding obligations.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
18

Table 1: GAAP Earnings (in thousands, except per share data)

	2020 Q3	2020 Q2	2020 Q1	2019 Q4	2019 Q3	Nine Months 2020
Net interest income
From investments	$20,843	$24,950	$43,115	$37,639	$27,679	$88,908
From mortgage banking activities	728	2,330	8,295	7,234	5,834	11,353
Net interest income	21,571	27,280	51,410	44,873	33,513	100,261
Non-interest income
Residential mortgage banking activities, net	11,864	(8,005)	(23,081)	16,540	5,016	(19,222)
Business purpose mortgage banking activities, net	47,531	2,023	(5,821)	29,742	4,499	43,733
Investment fair value changes, net	107,047	152,228	(870,832)	759	11,444	(611,557)
Realized gains, net	602	25,965	3,852	5,594	4,714	30,419
Other income (loss), net	(114)	1,165	2,928	5,417	4,356	3,979
Total non-interest income, net	166,930	173,376	(892,954)	58,052	30,029	(552,648)
Compensation expense	(18,624)	(18,358)	(16,690)	(26,541)	(16,035)	(53,672)
Acquisition-related equity compensation expense (1)	(1,212)	(1,212)	(1,212)	(1,010)	—	(3,636)
Other general and administrative expense	(7,794)	(8,950)	(10,780)	(10,464)	(8,864)	(27,524)
Total general and administrative expenses	(27,630)	(28,520)	(28,682)	(38,015)	(24,899)	(84,832)
Loan acquisition costs (including commissions)	(2,158)	(1,572)	(3,986)	(4,428)	(1,916)	(7,716)
Other expenses	(7,788)	(5,083)	(91,415)	(7,001)	(2,531)	(104,286)
(Provision for) benefit from income taxes	(9,113)	(37)	22,229	(4,338)	114	13,079
Net income (loss)	$141,812	$165,444	$(943,398)	$49,143	$34,310	$(636,142)
Diluted average shares (2)	141,970	147,099	114,077	152,983	136,523	113,952
Diluted earnings (loss) per common share	$1.02	$1.00	$(8.28)	$0.38	$0.31	$(5.60)
(1)Acquisition-related equity compensation expense relates to shares of restricted stock that were issued to members of CoreVest management as a component of the consideration paid to them for our purchase of their interests in CoreVest.
(2)Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 3 that follows for details of this calculation for the current and prior quarter and our respective Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

THE REDWOOD REVIEW I 3RD QUARTER 2020	Table 1: GAAP Earnings 20

Table 2: Segment Results ($ in thousands)

	Three Months Ended September 30, 2020
	Residential Mortgage Banking	Residential Investments	Total Residential Lending	Business Purpose Mortgage Banking	Business Purpose Investments	Total Business Purpose Lending	Third-Party Investments	Corporate / Other	Total

Net interest income (expense) (1)	$(546)	$4,677	$4,131	$1,275	$8,628	$9,903	$10,042	$(2,505)	$21,571

Non-interest income (loss)
Mortgage banking activities, net	11,864	—	11,864	47,531	—	47,531	—	—	59,395
Investment fair value changes, net	—	2,443	2,443	—	16,892	16,892	87,890	(178)	107,047
Other income, net	—	(2,011)	(2,011)	149	474	623	340	934	(114)
Realized gains, net	—	—	—	—	—	—	602	—	602
Total non-interest income (loss), net	11,864	432	12,296	47,680	17,366	65,046	88,832	756	166,930

General and administrative expenses	(4,211)	(391)	(4,602)	(8,792)	(529)	(9,321)	(709)	(12,998)	(27,630)
Loan acquisition costs	(282)	(22)	(304)	(1,382)	(278)	(1,660)	(194)	—	(2,158)
Other expenses	(3,309)	—	(3,309)	(3,874)	—	(3,874)	(470)	(135)	(7,788)

(Provision for) benefit from income taxes	(826)	—	(826)	(8,544)	—	(8,544)	257	—	(9,113)

Net income (loss)	$2,690	$4,696	$7,386	$26,363	$25,187	$51,550	$97,758	$(14,882)	$141,812

	Three Months Ended June 30, 2020
	Residential Mortgage Banking	Residential Investments	Total Residential Lending	Business Purpose Mortgage Banking	Business Purpose Investments	Total Business Purpose Lending	Third-Party Investments	Corporate / Other	Total

Net interest income (expense) (1)	$1,409	$5,075	$6,484	$921	$13,984	$14,905	$8,942	$(3,051)	$27,280

Non-interest income (loss)
Mortgage banking activities, net	(8,005)	—	(8,005)	2,023	—	2,023	—	—	(5,982)
Investment fair value changes, net	—	35,085	35,085	—	40,401	40,401	76,972	(230)	152,228
Other income, net	—	230	230	214	472	686	(509)	758	1,165
Realized gains, net	—	205	205	—	—	—	578	25,182	25,965
Total non-interest income (loss), net	(8,005)	35,520	27,515	2,237	40,873	43,110	77,041	25,710	173,376

General and administrative expenses	(3,327)	(373)	(3,700)	(8,683)	(333)	(9,016)	(1,986)	(13,818)	(28,520)
Loan acquisition costs	(163)	(12)	(175)	(804)	(473)	(1,277)	(120)	—	(1,572)
Other expenses	—	—	—	(3,884)	—	(3,884)	(1,065)	(134)	(5,083)

(Provision for) benefit from income taxes	3,323	—	3,323	2,439	—	2,439	(5,799)	—	(37)

Net income (loss)	$(6,763)	$40,210	$33,447	$(7,774)	$54,051	$46,277	$77,013	$8,707	$165,444
(1)A portion of the interest expense from our corporate unsecured debt has been allocated out from Corporate/Other to each of our segments in relation to the amount of invested capital within each segment.

THE REDWOOD REVIEW I 3RD QUARTER 2020	Table 2: Segment Results 21

Table 3: GAAP Basic and Diluted Earnings per Common Share (in thousands, except per share data)

	2020 Q3	2020 Q2
GAAP Earnings per Common Share ("EPS"):
Net income attributable to Redwood	$141,812	$165,444
Adjust for dividends and undistributed earnings allocated to participating securities	(4,067)	(4,528)
Net income allocated to common shareholders for GAAP basic EPS	137,745	160,916
Incremental adjustment to dividends and undistributed earnings allocated to participating securities	555	1,412
Adjust for interest expense and gain on extinguishment on convertible notes for the period, net of tax (1)	6,990	(15,835)
Net income allocated to common shareholders for GAAP diluted EPS	$145,290	$146,493

Basic weighted average common shares outstanding	113,403	114,383
Net effect of dilutive equity awards	—	—
Net effect of assumed convertible notes conversion to common shares (1)	28,567	32,716
Diluted weighted average common shares outstanding	141,970	147,099

GAAP Basic Earnings per Common Share	$1.21	$1.41
GAAP Diluted Earnings per Common Share	$1.02	$1.00

(1)Certain convertible notes were determined to be dilutive during the second quarter of 2020 and were included in the calculation of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense and gains on extinguishment of debt (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 3RD QUARTER 2020	Table 3: GAAP Earnings per Basic and Diluted Common Share 22

Table 4: Financial Ratios and Book Value ($ in thousands, except per share data)

	2020 Q3	2020 Q2	2020 Q1	2019 Q4	2019 Q3	Nine Months 2020
Financial performance ratios
Net interest income	$21,571	$27,280	$51,410	$44.873	$33,513	$100,261
Corporate general and administrative expenses	$(12,998)	$(13,818)	$(10,915)	$(15,436)	$(12,727)	$(37,731)
GAAP net income (loss)	$141,812	$165,444	$(943,398)	$49,143	$34,310	$(636,142)
Average total assets	$10,098,372	$10,410,067	$17,838,481	$17,551,586	$14,017,627	$12,772,511
Average total equity	$999,381	$808,896	$1,613,920	$1,800,390	$1,591,792	$1,140,217
Corporate general and administrative expenses / average total equity	5.20%	6.83%	2.71%	3.43%	3.20%	4.41%
GAAP net income / average equity (GAAP ROE)	56.76%	81.81%	N/A	10.92%	8.62%	N/A

Leverage ratios and book value per share
Short-term recourse debt	$253,763	$418,370	$2,082,717	$2,176,591	$1,789,827
Long-term recourse debt	1,094,950	1,402,688	2,470,928	2,970,415	2,971,552
Total recourse debt	$1,348,713	$1,821,058	$4,553,645	$5,147,006	$4,761,379
At consolidated securitization and non-recourse entities
ABS issued	7,172,398	6,856,086	6,461,864	10,515,475	8,346,051
Other non-recourse debt	688,656	600,356	259,876	153,696	191,556
Total ABS issued and non-recourse debt	$7,861,054	$7,456,442	$6,721,740	$10,669,171	$8,537,607
Consolidated debt (1)	$9,209,767	$9,277,500	$11,275,385	$15,816,177	$13,298,986
Tangible stockholders' equity - non-GAAP (2)	$992,727	$871,966	$656,719	$1,665,767	$1,735,938
Total stockholders' equity	$1,053,464	$936,576	$725,202	$1,827,231	$1,785,059
Total capital (3)	$1,702,599	$1,585,096	$1,495,700	$2,596,984	$2,554,118
Recourse leverage ratio (recourse debt at Redwood to tangible stockholders' equity)(4)	1.4x	2.1x	6.9x	3.1x	2.7x
Consolidated debt to tangible stockholders' equity	9.3x	10.6x	17.2x	9.5x	7.7x
Shares outstanding at period end (in thousands)	111,904	114,940	114,838	114,353	112,102
Book value per share	$9.41	$8.15	$6.32	$15.98	$15.92

(1)Amounts presented in Consolidated debt above do not include deferred issuance costs or debt discounts.
(2)At September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019, tangible stockholders' equity excluded $61 million, $65 million, $68 million, $161 million, and $49 million, respectively, of goodwill and intangible assets.
(3)Our total capital of $1.7 billion at September 30, 2020 included $1.1 billion of equity capital and $0.6 billion of unsecured corporate debt.
(4)Excludes ABS issued and non-recourse debt at consolidated entities. See Table 6 for additional detail on our ABS issued and short-term debt at consolidated entities.

THE REDWOOD REVIEW I 3RD QUARTER 2020	Table 4: Financial Ratios and Book Value 23

Table 5: Consolidated Balance Sheet ($ in thousands)

			September 30, 2020
				Consolidated VIEs (1)
	Sep 30, 2020	Jun 30, 2020	At Redwood (1)	Sequoia Choice	Freddie Mac SLST	Freddie Mac K-Series	CAFL	Other VIEs (2)	Other (3)	Redwood Consolidated
Residential loans	$4,494,936	$4,534,330	$105,128	$1,836,361	$2,256,682	$—	$—	$296,765	$—	$4,494,936
Business purpose loans	3,956,101	3,782,200	401,882	—	—	—	2,969,692	—	584,527	3,956,101
Multifamily loans	491,415	489,075	—	—	—	491,415	—	—	—	491,415
Real estate securities	351,335	316,436	351,335	—	—	—	—	—	—	351,335
Other investments	384,628	429,840	81,319	—	—		—	278,487	24,822	384,628
Cash and cash equivalents	450,684	528,612	440,259	—	—	—	—	10,425	—	450,684
Other assets (4)	273,313	281,049	216,045	7,292	7,815	1,342	16,229	24,590	—	273,313
Total assets	$10,402,412	$10,361,542	$1,595,968	$1,843,653	$2,264,497	$492,757	$2,985,921	$610,267	$609,349	$10,402,412
Short-term debt	$482,761	$662,807	$253,763	$—	$—	$—	$—	$228,998	$—	$482,761
Other liabilities	157,601	167,945	117,928	5,699	5,009	1,182	9,337	18,446	—	157,601
ABS issued	7,172,398	6,856,086	—	1,626,564	2,044,335	464,865	2,744,150	292,484	—	7,172,398
Long-term debt, net	1,536,188	1,738,128	1,076,759	—	—	—	—	—	459,429	1,536,188
Total liabilities	9,348,948	9,424,966	1,448,450	1,632,263	2,049,344	466,047	2,753,487	539,928	459,429	9,348,948

Equity	1,053,464	936,576	147,518	211,390	215,153	26,710	232,434	70,339	149,920	1,053,464
Total liabilities and equity	$10,402,412	$10,361,542	$1,595,968	$1,843,653	$2,264,497	$492,757	$2,985,921	$610,267	$609,349	$10,402,412

(1)The format of this consolidating balance sheet is provided to more clearly delineate between the assets and liabilities belonging to securitization entities (Consolidated VIEs) that we are required to consolidate on our balance sheet in accordance with GAAP, and the assets that are legally ours and the liabilities of ours for which there is recourse to us. Each of these entities is independent of Redwood and of each other and the assets and liabilities of these entities are not owned by and are not legal obligations of ours. Our exposure to these entities is primarily through the financial interests we have retained or acquired in these entities (generally subordinate securities), the fair value of which is represented by our equity in each entity, as presented in this table.
(2)Includes our consolidated Legacy Sequoia and Servicing Investment entities. At September 30, 2020, our equity in the Legacy Sequoia and Servicing Investment entities was $5 million and $65 million, respectively. At June 30, 2020, our equity in the Legacy Sequoia and Servicing Investment entities was $6 million and $68 million, respectively.
(3)Includes business purpose bridge loans and associated non-recourse secured financing.
(4)At September 30, 2020 and June 30, 2020, other assets at Redwood included a total of $8 million and $33 million of assets, respectively, held by third-party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 3RD QUARTER 2020	Table 5: Consolidated Balance Sheet 24

S E G M E N T O V E R V I E W
Segment Overview
In the fourth quarter of 2019, we reorganized our operations into four business segments, representing the areas of the housing market in which we operate. Given changes in the composition of our portfolio in early 2020 resulting from the impact of the COVID-19 pandemic, in the second quarter of 2020, we combined our Third-Party Residential Investments and Multifamily Investments segments into a new segment called Third-Party Investments. Our two lending segments represent vertically integrated platforms and our third segment now captures all of our third-party investments.
Each segment includes all revenue and direct expense associated with the origination, acquisition and management of its associated financial assets. Additionally, we allocate corporate long-term debt (previously included in our corporate segment) to each segment, allowing us to evaluate each segment's contribution to our overall return on equity. Our three business segments currently include:
Residential Lending – Comprised of our residential mortgage banking operations and investments created from these activities, including primarily securities retained from our residential loan securitization activities.
Business Purpose Lending – Comprised of our business purpose mortgage banking operations and investments created from these activities, including: SFR securities retained from CoreVest-sponsored securitizations and investments in residential and small-balance multifamily bridge loans.
Third-Party Investments – Comprised of other investments not sourced through our residential or business purpose lending operations, including: re-performing loan securities, third-party RMBS (including CRT securities and legacy securities), multifamily securities and loans we have acquired, and other housing-related investments.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
26

D I V I D E N D S A N D T A X A B L E I N C O M E
Dividends and Taxable Income
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its annual REIT taxable income, excluding net capital gains. To the extent Redwood retains REIT taxable income, including net capital gains, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.
Dividends Overview
In recent years, our Board of Directors has maintained a practice of paying regular quarterly dividends, including when in excess of the amount required to comply with the provisions of the Internal Revenue Code applicable to REITs. In September 2020, the Board of Directors declared a regular dividend of $0.14 per share for the third quarter of 2020, which was paid on September 29, 2020 to shareholders of record on September 22, 2020.
REIT Taxable Income and Dividend Distribution Requirement
Our estimated REIT taxable income/(loss) was $7 million, or $0.07 per share, for the third quarter of 2020 and $(58) million, or $(0.50) per share, for the second quarter of 2020. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a $28 million federal net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce REIT taxable income before the applicability of NOLs is considered; therefore, REIT taxable income must exceed our dividend distribution for us to utilize a portion of our NOL and any remaining NOL amount will carry forward into future years. If annual REIT taxable income, exclusive of the dividends paid deduction, is a taxable loss, the NOL will be increased by the taxable loss.
Income Tax Characterization of Dividend for Shareholders
Our dividend characterization for 2020 will be determined based on our full-year taxable income and dividend distributions. We currently expect only a small portion, if any, of the distributions to shareholders in 2020 will be taxable as dividend income and the remainder will be a return of capital, which is generally non-taxable. Under the federal income tax rules applicable to REITs, none of our 2020 dividend distributions are currently expected to be characterized as long-term capital gains.

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
27

D I V I D E N D S A N D T A X A B L E I N C O M E
Beginning in 2018, the Tax Cuts and Jobs Act provides that individual taxpayers may generally deduct 20% of their ordinary REIT dividends from taxable income. This results in a maximum federal effective tax rate of 29.6% on an individual taxpayer's ordinary REIT dividends, compared to the highest marginal rate of 37%. This deduction does not apply to REIT dividends classified as qualified dividend income or long-term capital gain dividends, as those dividends are taxed at a maximum rate of 20% for individuals.
Taxable Income
Below we present details of our taxable income for the nine months ended September 30, 2020 and the year ended December 31, 2019.

Taxable Income (1)
(In millions, except for per share data)

	Estimated Nine Months 2020 (2)	Actual Twelve Months 2019 (2)

REIT taxable (loss) income	$(13)	$136
Taxable income at taxable subsidiaries	27	(1)
Taxable income	$14	$135

Shares used for taxable EPS calculation	112	114
REIT taxable income per share	$(0.10)	$1.28
Taxable income per share at taxable subsidiaries	$0.24	$(0.01)
Taxable income per share (3)	$0.14	$1.27

Detailed endnotes are included at the end of this Redwood Review.

THE REDWOOD REVIEW I 3RD QUARTER 2020
28

N O N - G A A P M E A S U R E M E N T S
Non-GAAP Measurements
Information about our non-GAAP financial measures is provided in this Appendix, which supplements the descriptions and information about these non-GAAP financial measures that is set forth in previous sections of this Redwood Review. In addition, this Appendix provides reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures to the extent those reconciliations are not otherwise set forth in the previous sections of this Redwood Review or in the Financial Tables in the Appendix to this Redwood Review.
What is Economic Net Interest Income for our Investment Portfolio?
Economic net interest income for our investment portfolio is a non-GAAP financial measure derived from GAAP net interest income.
Economic net interest income presents a measure of our current expected economic return on our portfolio investments, calculated under an alternative amortized historical cost methodology, whereby interest income is calculated on an effective basis. Economic net interest income utilizes a historical cost basis (initially established in the third quarter of 2020 at the June 30, 2020 market value of our portfolio investments) to calculate an effective yield based on estimated future cash flows, rather than the cash-based accrual method primarily utilized for purposes of reporting GAAP net interest income for our portfolio investments.
The table below presents a reconciliation of this non-GAAP measurement to the associated GAAP amounts, by segment.

Reconciliation of Non-GAAP Measurements
($ in millions)
	Three Months Ended September 30, 2020
	GAAP	Adjustments	Non-GAAP

Net interest income / Economic net interest income
Residential Lending	$6	$(1)	$4
Business Purpose Lending	10	(3)	8
Third-Party Investments	13	5	18

Why does management believe that Economic Net Interest Income provides useful information to investors in Redwood? How does management use this metric to analyze Redwood’s performance?
Management utilizes this measure internally as an alternative way of analyzing the performance of Redwood’s portfolio investments, as management believes it provides useful comparative results, calculated in a manner similar to historical cost accounting, by presenting management's currently expected economic yield for Redwood's portfolio investments over the life of those investments.

THE REDWOOD REVIEW I 3RD QUARTER 2020
29

N O N - G A A P M E A S U R E M E N T S
What factors should be considered when comparing non-GAAP Economic Net Interest Income to GAAP net interest income?
We caution that Economic net interest income for our investment portfolio should not be utilized in isolation, nor should it be considered as an alternative to GAAP net interest income or other measurements of results of operations computed in accordance with GAAP.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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F O R W A R D - L O O K I N G S T A T E M E N T S
Forward-Looking Statements
As noted above under the heading “Forward-Looking Statements,” this Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and in our Current Report on Form 8-K filed on April 2, 2020. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood's business strategy and strategic focus, including statements relating to our overall market position, strategy and long-term prospects (including trends driving the flow of capital in the housing finance market, our strategic initiatives designed to capitalize on those trends, our ability to attract capital to finance those initiatives, our approach to raising capital, our ability to pay dividends in the future, and the prospects for federal housing finance reform); (ii) statements related to our financial outlook and expectations for 2020 and future years, including our optimism that we will end 2020 on a high note, that secular trends supporting investment thesis are accelerating due to the COVID-19 pandemic, that excess liquidity will continue to support higher prices for mortgage related investments and enhance their scarcity value, that our portfolio values still have room to recover value from unrealized losses incurred in the first quarter of 2020, our estimates of adjusted asset yields on our investment portfolios (i.e., our estimated economic yields for investments going forward); (iii) expectations with respect to activity in our Residential Lending segment, including our expectation that our expanded prime program will contribute more significantly to our 2021 loan acquisition volumes, the potential for significantly increased industry-wide jumbo loan origination volumes and for interest rates on jumbo loans to continue to converge towards those for conforming borrowers, and our positioning to gain share in what may be a substantially larger jumbo residential mortgage finance market; (iv) our expectations related to opportunities to provide technology-enabled solutions to disrupt traditional private-sector workflows; (v) statements regarding our capital available for investment, including our statement that we have ample capital available to deploy into our operating businesses and to pursue opportunistic third-party investments; (vi) statements relating to acquiring residential mortgage loans in the

Detailed endnotes are included at the end of this Redwood Review.

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future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the third quarter of 2020 and at September 30, 2020, and expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase, and expected residential mortgage loan sales in the fourth quarter, including through forward sales agreements we entered into during the third quarter and to date in the fourth quarter; (vii) statements we make regarding future dividends, including with respect to our regular quarterly dividends in 2020; and (viii) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, and our estimates of REIT taxable income and TRS taxable income.
Important factors, among others, that may affect our actual results include:
•the COVID-19 pandemic and any worsening of the global business and economic environment as a result;
•the pace at which we redeploy our available capital into new investments and initiatives;
•our ability to scale our platform and systems, particularly with respect to our new initiatives;
•interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans;
•changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel;
•our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt;
•changes in the values of assets we own;
•general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers;
•federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB);
•strategic business and capital deployment decisions we make;
•developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy;
•our exposure to credit risk and the timing of credit losses within our portfolio;
•the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own;

Detailed endnotes are included at the end of this Redwood Review.

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•our exposure to adjustable-rate mortgage loans;
•the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks;
•changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies;
•changes in interest rates;
•changes in mortgage prepayment rates;
•changes in liquidity in the market for real estate securities and loans;
•our ability to finance the acquisition of real estate-related assets with short-term debt;
•the ability of counterparties to satisfy their obligations to us;
•our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions;
•exposure to claims and litigation, including litigation arising from our involvement in securitization transactions;
•ongoing litigation against various trustees of RMBS transactions;
•whether we have sufficient liquid assets to meet short-term needs;
•our ability to successfully compete and retain or attract key personnel;
•our ability to adapt our business model and strategies to changing circumstances;
•changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities;
•our exposure to a disruption or breach of the security of our technology infrastructure and systems;
•exposure to environmental liabilities;
•our failure to comply with applicable laws and regulations;
•our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures;
•the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules;
•our ability to maintain our status as a REIT for tax purposes;
•limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940;
•decisions about raising, managing, and distributing capital; and
•other factors not presently identified.

Detailed endnotes are included at the end of this Redwood Review.

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Recourse Debt Note
Redwood's recourse debt excludes $7.9 billion and $7.5 billion of consolidated securitization debt (ABS issued and servicer advance financing) and other debt that is non-recourse to Redwood at September 30, 2020 and June 30, 2020, respectively.

Non-GAAP Tangible Book Value Note
Non-GAAP tangible shareholders' equity (or book value) is a measurement of stockholders’ equity excluding the value of acquisition-related intangible assets associated with historical acquisitions. Management believes tangible shareholders’ equity provides useful information to investors and management because it eliminates the impact of these acquisition-related items that may not be reflective of the underlying performance of Redwood’s ongoing operations, and which may not be reflective of their impact over the longer term. At September 30, 2020 and June 30, 2020, tangible stockholders' equity excluded $61 million and $65 million of intangible assets, respectively.

Page 6 (Quarterly Overview)
(1)During the second quarter of 2020, $25 million of gains from the repurchase of convertible debt were excluded from our diluted earnings per share, in accordance with GAAP.
(2)Economic return on book value is based on the periodic change in GAAP book value per common share plus dividends declared per common share during the period.
(3)Recourse leverage ratio is defined as recourse debt (see Recourse Debt Note above) at Redwood divided by tangible stockholders' equity. Tangible stockholders' equity excludes $61 million and $65 million of intangible assets at September 30, 2020 and June 30, 2020, respectively.

Page 9 (Book Value)
(1)"Investment fair value changes in comprehensive income" presented within this table represent market valuation adjustments on our available-for-sale securities recorded through accumulated other comprehensive income on our balance sheet.

Page 10 (Analysis of Operating Results)
(1)"Mortgage banking income" within this table represents the sum of net interest income earned on loan inventory and income from mortgage banking activities within each of our mortgage banking operations.
(2)"G&A and loan acquisition costs excluding amortization" within this table represents general and administrative expenses and loan acquisition costs within each of our mortgage banking operations, excluding $1 million of purchase related stock-based consideration amortization expense within our business purpose mortgage banking operations.

Page 11 (Analysis of Operating Results, Ctd.)
(1)Excludes MSR and risk sharing investments for which income is recognized through "other income" and does not include any allocation of corporate unsecured debt.
(2)Non-GAAP Economic net interest income reflects our economic yield (an effective yield generally based on expected cash flows relative to our adjusted historical basis) on our investments less their financing costs.

Page 13 (Capital Allocations)
(1)Other assets and liabilities are presented on a net basis within this column.
(2)The "Fair Value of Assets" for Bridge loans within this table represents our economic interest in certain of these assets that are financed with non-recourse debt. As of September 30, 2020, we had $701 million of bridge loans and $25 million of related assets, including $609 million of loans financed with $459 million of non-recourse debt, and the remaining $117 million financed with a combination of recourse debt and equity.

Page 14 (Financing Overview)
(1)Non-marginable debt and marginable debt refers to whether such debt is subject to market value-based margin calls on underlying collateral.
(2)Average borrowing cost represents the weighted average cost on non-recourse debt outstanding at September 30, 2020 and does not include deferred issuance costs or debt discounts.
(3)Recourse leverage ratio is defined as recourse debt (see Recourse Debt Note above) at Redwood divided by tangible stockholders' equity. Tangible stockholders' equity excludes $61 million and $65 million of intangible assets at September 30, 2020 and June 30, 2020, respectively.

Page 16 (Credit Overview)
(1)Underlying loan performance information provided in this table is generally reported on a one-month lag. As such, the data reported in this table is from September reports, which reflect a loan performance date of August 31.
(2)Sequoia Select and Sequoia Choice securities presented in this table include subordinate securities and do not include interest only or certificated servicing securities.

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(3)HPI updated LTV is calculated based on the current loan balance and an updated property value amount that is formulaically adjusted from value at origination based on the FHFA home price index (HPI).
(4)"Investment thickness" represents the average size of the securities we own as investments in securitizations, relative to the average overall size of the securitizations. For example, if our investment thickness (of first-loss securities) with respect to a particular securitization is 14%, we have exposure to the first 14% of credit losses resulting from loans underlying that securitization.

Page 17 (Credit Overview, Ctd.)
(1)Average current debt service coverage ratio (or DSCR) is the ratio by which net operating income of a property exceeds it fixed debt costs.
(2)Average loan to value (or LTV) (at origination) is calculated based on the original loan amount and the property value at the time the loan was originated.
(3)"Investment thickness" represents the average size of the securities we own as investments in securitizations, relative to the average overall size of the securitizations. For example, if our investment thickness (of first-loss securities) with respect to a particular securitization is 14%, we have exposure to the first 14% of credit losses resulting from loans underlying that securitization.

Page 27 (Dividends and Taxable Income)
(1)Taxable income for 2020 is an estimate until we file our tax returns for this year. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our TRS), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not necessarily the actual amount of tax currently due (or receivable as a refund) as a portion of our provision (or benefit) is deferred in nature. It is our intention to retain any excess inclusion income generated in 2020 at our TRS and not pass it through to our shareholders.
(2)TRS taxable income for the nine- and twelve-months periods ended September 30, 2020 and December 31, 2019 was adjusted to recognize $59 million of losses in Q4 2019 that were incurred in Q1 2020, in accordance with recent tax law changes.
(3)Taxable income per share is based on the number of shares outstanding at the end of each quarter. The annual taxable income per share is the sum of the quarterly per share estimates.

THE REDWOOD REVIEW I 3RD QUARTER 2020
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REDWOOD TRUST CORPORATE INFORMATION

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Christopher J. Abate
Chief Executive Officer

Douglas B. Hansen
Private Investor

Debora D. Horvath
Principal, Horvath Consulting LLC

Greg H. Kubicek
President, The Holt Group, Inc.

George W. Madison
Retired Partner, Sidley Austin LLP

Fred J. Matera
Co-Founder and Managing Partner,
MoVi Partners, LLC.

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

INVESTOR RELATIONS:

Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 415-384-3555
Email: lisa.hartman@redwoodtrust.com

OFFICE LOCATIONS:

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, CA 94941
Telephone: (415) 389-7373

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, CO 80112

IRVINE OFFICES:

19800 MacArthur Blvd., Suite 1150
Irvine, CA 92612

1920 Main Street, Suite 850
Irvine, CA 92614

NEW YORK OFFICE:

650 Fifth Avenue, Suite 2120
New York, NY 10019

CHICAGO METRO AREA OFFICE:

184 Shuman Blvd., Suite 520
Naperville, IL 60563

STOCK LISTING:

The Company's common stock is traded on the NYSE under the symbol **RWT**

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

For more information about Redwood Trust,
please visit our website at: www.redwoodtrust.com